UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2016

THE WESTERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado		80112
(Address of principal executive offices)		(Zip Code)
(866) 405-5012
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 11, 2016, The Western Union Company (“Western Union”) entered into a term loan agreement (the “Term Loan Agreement”) providing for an unsecured term loan facility in an aggregate amount of $575 million with a syndicate of lenders including Bank of America, N.A., Mizuho Bank (USA) and U.S. Bank National Association, in their respective capacities as lenders, Mizuho Bank (USA) and U.S. Bank National Association, as Syndication Agents, Citizens Bank, N.A., Fifth Third Bank, State Bank of India, New York and Barclays Bank PLC, as Documentation Agents, and Bank of America, N.A., as Administrative Agent for the banks thereunder.
The Term Loan Agreement provides for a $575 million unsecured delayed draw term loan facility, which permits Western Union to draw term loans from time to time until October 11, 2016 (the “Commitment Termination Date”). In addition, Western Union has the option to increase the commitments under the Term Loan Agreement, either before or after the Commitment Termination Date, in an aggregate amount up to $250,000,000. Any such increases would be subject to obtaining additional commitments from existing or new banks under the Term Loan Agreement. To the extent any such increased commitments are obtained after the Commitment Termination Date, they must be funded in full at the time of the new commitment. The proceeds of the term loans may be used by Western Union to provide for the working capital and general corporate requirements of Western Union and its subsidiaries, including to redeem, repay, purchase or refinance Western Union’s issued and outstanding 5.930% notes due October 2016 and to pay any fees and expenses in connection with the Term Loan Agreement and other related loan documents; provided, that no more than $450,000,000 in proceeds from the loans under the Term Loan Agreement may be used for purposes other than redeeming, repaying, purchasing or refinancing Western Union’s issued and outstanding 5.930% notes due October 2016 and paying any fees and expenses in connection with the Term Loan Agreement and other related loan documents. The Term Loan Agreement contains customary representations, covenants and events of default, including certain covenants that limit or restrict Western Union’s ability to sell or transfer assets or enter into a merger or consolidate with another company, grant certain types of security interests, incur certain types of liens, impose restrictions on subsidiary dividends, enter into sale and leaseback transactions, incur certain subsidiary level indebtedness or use proceeds in violation of anti-corruption or anti-money laundering laws, subject to certain exceptions. Western Union is also required to maintain compliance with a consolidated interest coverage ratio covenant. Interest due under the Term Loan Agreement is fixed for the term of each borrowing and is payable according to the terms of that borrowing. Generally, interest is calculated using a selected LIBOR rate plus an interest rate margin of 150 basis points. A commitment fee on the unused amount of the commitments under the facility is also payable quarterly until the Commitment Termination Date. The applicable interest rate margin for borrowings and the commitment fee percentage under the Term Loan Agreement may vary from time to time based on changes in certain of Western Union’s credit ratings. In addition to the payment of interest, Western Union is required to make certain periodic amortization payments with respect to the outstanding principal of the term loans commencing after the second anniversary of the closing of the Term Loan Agreement. The final maturity date of the Term Loan Agreement is April 11, 2021.
The foregoing summary is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed herewith and incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Term Loan Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
10.1
Term Loan Agreement, dated as of April 11, 2016, among The Western Union Company, the banks named therein, as lenders, Mizuho Bank (USA) and U.S. Bank National Association, as Syndication Agents, Citizens Bank, N.A., Fifth Third Bank, State Bank of India, New York and Barclays Bank PLC, as Documentation Agents, and Bank of America, N.A., as Administrative Agent for the banks thereunder.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

By: /s/ Darren A. Dragovich
Name: Darren A. Dragovich
Dated: April 13, 2016	Title: Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1
Term Loan Agreement, dated as of April 11, 2016, among The Western Union Company, the banks named therein, as lenders, Mizuho Bank (USA) and U.S. Bank National Association, as Syndication Agents, Citizens Bank, N.A., Fifth Third Bank, State Bank of India, New York and Barclays Bank PLC, as Documentation Agents, and Bank of America, N.A., as Administrative Agent for the banks thereunder.